EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under caption “Experts” in the Registration Statement on Form F-1 and related Prospectus of FreeSeas Inc. for the registration of 75,000,000 shares of its common stock and to the incorporation by reference therein of our report dated April 19, 2013, with respect to the consolidated financial statements of FreeSeas Inc. as of December 31, 2012 and 2011 and for the three years ended December 31, 2012, included in its amended Annual Report on Form 20-F, filed with the Securities and Exchange Commission on June 7, 2013.

/s/ RBSM LLP

November 20, 2013
New York, NY